Exhibit 99.1

Heron Therapeutics Announces Partnership with CrossLink Life Sciences to Expand Promotional Effort for ZYNRELEF®, the First and Only Non-Opioid Dual Acting Local Anesthetic for Post-Operative Pain

SAN DIEGO, January 7, 2024 /PRNewswire/ — Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company, today announced that it has entered into a five-year distributor partnership with CrossLink Life Sciences, LLC to expand the sales network supporting ZYNRELEF® (bupivacaine and meloxicam) extended-release solution.

The partnership will launch in several phases, initially at a regional level, followed by an expanded national rollout. In total, approximately 650 representatives will be added to Heron’s sales network over the next year. CrossLink will be the lead partner in the United States to expand ZYNRELEF promotion for orthopedic indications. Under the terms of the agreement, CrossLink is compensated on a fixed-fee per vial basis, based on growth over a pre-determined baseline period.

“This partnership will allow Heron to expand access to this pain-reducing product for orthopedic surgery patients, allowing more accounts to adopt ZYNRELEF as an essential part of their surgical procedures,” said Craig Collard, Chief Executive Officer of Heron. “CrossLink has a proven track record of success in building relationships, providing superior service to healthcare providers and improving patient outcomes. We look forward to kicking off a successful collaboration and further positioning Heron to deliver substantial value and impact patient lives in the coming years.”

“We are excited about the partnership with Heron and its upcoming potential expansion of the ZYNRELEF label and the vial-access needle (VAN) which will streamline the product preparation. We have seen first-hand the impact that ZYNRELEF can have on post-operative pain, and our team is excited to deliver ZYNRELEF to more patients across the country,” said Thomas Fleetwood, Chief Executive Officer of CrossLink.

CrossLink is the largest private orthopedic, spine and sports medicine device distributorship in the United States, consisting of experienced sales, operations and logistics teams driven by the foundational goal of improving patient outcomes. Over the past 45 years, its world class specialty sales organization and national network of distributors have become the market leaders in each of the regional markets they serve.

About ZYNRELEF for Postoperative Pain

ZYNRELEF is the first and only dual-acting local anesthetic that delivers a fixed-dose combination of the local anesthetic bupivacaine and a low dose of nonsteroidal anti-inflammatory drug meloxicam. ZYNRELEF is the first and only extended-release local anesthetic to demonstrate in Phase 3 studies significantly reduced pain and significantly increased proportion of patients requiring no opioids through the first 72 hours following surgery compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control. ZYNRELEF was initially approved by the U.S. Food and Drug Administration (the “FDA”) in May 2021 for use in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after bunionectomy, open inguinal herniorrhaphy and total knee arthroplasty. In December 2021, the FDA approved an expansion of ZYNRELEF’s indication. In December 2022, we submitted an sNDA to support the proposed indication for greatly expanded use of ZYNRELEF in soft tissue and orthopedic surgical procedures. On July 31, 2023, the FDA notified Heron of an extension of the PDUFA approval goal date by three months to provide for a full review of the submission. The FDA has set a new extended PDUFA approval goal date of January 23, 2024. ZYNRELEF is now indicated in the U.S. in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after foot and ankle, small-to-medium open abdominal, and lower extremity total joint arthroplasty surgical procedures. Safety and efficacy have not been established in highly vascular surgeries, such as intrathoracic, large multilevel spinal, and head and neck procedures. ZYNRELEF was granted a marketing authorization by the European Commission in September 2020 and by the United Kingdom Regulatory Authority in January 2021. In August 2023, we cancelled the ZYNRELEF U.K. marketing authorization and, in October 2023, we cancelled the ZYNRELEF European Union (EU) marketing authorization, as we do not plan to commercially launch ZYNRELEF in the U.K. or the EU.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, uncertainties related to market conditions; the potential market opportunities for ZYNRELEF, APONVIE, CINVANTI and SUSTOL; the net product sales guidance for the oncology care franchise and the acute care franchise; the EBITDA guidance provided by the Company; the results of the commercial launch of APONVIE; the timing of the FDA’s review process and whether the FDA approves the sNDA for ZYNRELEF to further expand the U.S. label; the potential additional market opportunity for the expanded U.S. label for ZYNRELEF, if approved; the timing of the Company’s development of the VAN program; the timing of the Company’s submission of the PAS to the FDA for the VAN; the timing of the FDA’s review process and whether the FDA approves the PAS for the VAN; the outcome of the Company’s pending ANDA litigation related to CINVANTI; whether the Company is required to write-off any additional inventory in the future; the expected future balances of Heron’s cash, cash equivalents and short-term investments; the expected duration over which Heron’s cash, cash equivalents and short-term investments balances will fund its operations and the risk that future equity financings may be needed; any inability or delay in achieving profitability; and other risks and uncertainties identified in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Please see full prescribing information, including Boxed Warning, at www.ZYNRELEF.com.

Investor Relations and Media Contact:

Ira Duarte

Executive Vice President, Chief Financial Officer

Heron Therapeutics, Inc.

iduarte@herontx.com

858-251-4400